Exhibit 10.1

THIRD AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 22nd day of June, 2012, by and between SILICON VALLEY BANK (“Bank”) and DOT HILL SYSTEMS CORP., a Delaware corporation (“Borrower”) whose address is 1351 S. Sunset Street, Longmont, CO 80501.

RECITALS

A.        Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 21, 2008 (as amended by that certain First Amendment to Loan and Security Agreement dated as of July 30, 2009 and that certain Second Amendment to Loan and Security Agreement dated as of February 3, 2011, as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.        Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.        Borrower has requested that Bank amend the Loan Agreement to (i) modify the covenants, (ii) extend the maturity date and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.        Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.        Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.        Amendments to Loan Agreement.

2.1        Section 2.1.2 (Letters of Credit Sublimit). Section 2.1.2 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.2        Intentionally Omitted.”

2.2        Section 2.1.3 (Cash Management Services Sublimit). Section 2.1.3 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.3        Intentionally Omitted.”

2.3        Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.2        Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess (such excess being an “Overadvance”). Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

2.4        Section 3.4 (Procedures for Borrowing). Section 3.4 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“3.4        Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.”

2.5        Section 4.1 (Grant of Security). The following new paragraphs hereby are added to the end of Section 4.1 of the Loan Agreement as follows:

“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.”

2.6        Section 9.1 (Rights and Remedies). New Section 9.1(k) hereby is added to the Loan Agreement as follows:

“(k)        terminate any FX Contracts.”

2.7        Section 12.9 (Survival). Section 12.9 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“12.9         Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements, and the obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.”

2.8        Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement hereby are added, or amended and restated in their entireties, as follows:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any Bank Services Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Net Worth” means (i) stockholder’s equity as calculated in accordance with GAAP, plus (ii) 123R stock based compensation expenses, plus (iii) goodwill and long-lived asset impairment charges in an amount not to exceed Five Million Dollars ($5,000,000) in any calendar year, plus (iv) restructuring expenses to the extent such expenses occur in an amount not to exceed Five Million Dollars ($5,000,000), plus (v) during Borrower’s 2012 fiscal year, one time unusual expenses related to write-downs in connection with (a) accounts receivable owing from Xiotech, (b) Borrower’s Cloverleaf (UVS) business unit and (c) one time unusual expenses agreed upon by Bank and Borrower, in an amount not to exceed an aggregate of Five Million Dollars ($5,000,000).”

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Revolving Line Maturity Date” means July 21, 2015.

“Third Amendment Effective Date” means June 22, 2012.

2.9        Section 13 (Definitions). Clause (h) of the defined term “Eligible Accounts” set forth in Section 13.1 hereby is amended and restated in its entirety to read as follows:

“(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, except for (i) Oracle and NetApp, for which such percentage is fifty percent (50%), and (ii) Hewlett-Packard for which such percentage is eighty five percent (85%);”

2.10        Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 hereby are deleted in their entireties:

“Cash Management Services” and “Letter of Credit Application”.

2.11        Exhibit E to the Loan Agreement hereby is replaced in its entirety with Exhibit E attached hereto.

3.        Limitation of Amendments.

3.1        The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2        This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.        Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1        Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2        Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3        The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7        This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.        Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.        Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) the due execution and delivery to Bank of updated Borrowing Resolutions for Borrower, (c) Borrower’s payment of an amendment fee in an amount equal to Sixty Thousand Dollars ($60,000) which may be debited from any of Borrower’s accounts with Bank and (d) Borrower’s payment of all Bank expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts with Bank.

[Balance of Page Intentionally Left Blank]

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Dot Hill Systems Corp.

By:	/s/ Kurt Nichols	By:	/s/ Hanif Jamal
Name:	Kurt Nichols	Name:	Hanif Jamal
Title:	RM II	Title:	CFO

[Signature Page to Third Amendment to Loan and Security Agreement]